COCA-COLA ENTERPRISES INC.               Exhibit 12

                        COMPUTATION OF RATIO OF EARNINGS
                         TO FIXED CHARGES AND RATIO OF
                       EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          (In millions except ratios)


                                          Quarter ended       Nine Months ended
                                        ------------------   ------------------
                                        Sept. 30,  Oct. 1,   Sept. 30,  Oct. 1,
                                          1994      1993       1994      1993
                                        ---------  -------   ---------  -------
Computation of Earnings:
  Earnings from continuing operations
    before income taxes. . . . . . . .    $ 50      $ 18       $110      $ 56
  Add:
    Interest expense . . . . . . . . .      77        83        235       249
    Amortization of capitalized
      interest . . . . . . . . . . . .       -         -          1         1
    Amortization of debt
      premium/discount and expenses. .       1         1          2         2
    Interest portion of rent expense .       2         2          7         6
                                          ----      ----       ----      ----
Earnings as Adjusted . . . . . . . . .    $130      $104       $355      $314
                                          ====      ====       ====      ====
Computation of Fixed Charges:
  Interest expense . . . . . . . . . .    $ 77      $ 83       $235      $249
  Capitalized interest . . . . . . . .       1         -          2         1
  Amortization of debt
    premium/discount and expenses. . .       1         1          2         2
  Interest portion of rent expense . .       2         2          7         6
                                          ----      ----       ----      ----
Fixed Charges. . . . . . . . . . . . .      81        86        246       258

  Preferred stock dividends (a). . . .       1         -          3         -
                                          ----      ----       ----      ----
Combined Fixed Charges and Preferred
  Stock Dividends. . . . . . . . . . .    $ 82      $ 86       $249      $258
                                          ====      ====       ====      ====
Ratio of Earnings to Fixed Charges . .    1.60      1.21       1.44      1.21
                                          ====      ====       ====      ====
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends. . . . . . . . . . . . . .    1.59      1.21       1.43      1.21
                                          ====      ====       ====      ====


(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.